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                                                                   Exhibit 10(i)


              AGREEMENT BETWEEN THE STATE OF WISCONSIN AND CERTAIN
                       COMPANIES CONCERNING THE FOX RIVER



I.  INTRODUCTION

                  This Agreement, effective as of January 31, 1997, is hereby entered into by and among the following parties: Fort Howard Corporation, NCR Corporation, Appleton Papers Inc., P.H. Glatfelter Company, Riverside Paper Corporation, U.S. Paper Mills Corp., and Wisconsin Tissue Mills Inc. ("Companies"); and the State of Wisconsin ("State"), through the Wisconsin Department of Natural Resources ("WDNR") and the Wisconsin Department of Justice ("Wisconsin DOJ"). The above listed parties shall be referred to as "the Parties."

                  As set forth more fully below, the subject matter of this Agreement involves claims for damages for injuries to, destruction of, or loss of natural resources and/or services resulting from releases of polychlorinated biphenyls ("PCBs") and other hazardous substances to the Lower Fox River for which the Companies are alleged to be responsible, and plans, studies or activities concerning the restoration or replacement of such injured resources and/or services or the acquisition of the equivalent.

                  The Parties have executed this Agreement in order to investigate claims that the United States and the State have asserted against the Companies for natural resource damages and to pursue a negotiated settlement of all claims of any kind whatsoever under either federal or state statute or common law among the State, the United States, and the Companies relating to the release of PCBs and other hazardous substances to the Lower Fox River ("Claims"). The Parties are entering into the negotiations in good faith and agree to consider and to discuss all issues that any party deems necessary or appropriate to a final resolution.

                  Except as otherwise specifically provided, this Agreement shall not constitute, be interpreted, be construed or be used as: evidence of any admission of liability, law or fact; a waiver of any right or defense; or an estoppel against any party to this Agreement.

II.  AGREEMENT OBJECTIVES

         The Parties agree that the objectives of this Agreement are as follows:
(1) to begin certain plans, studies or activities in the Lower Fox River/Green Bay area that will improve natural resources and will serve as a basis for evaluating certain sediment management techniques; (2) to establish a one-year
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out" from litigation, including tolling of limitations periods and forbearance from litigation; (3) to establish a mechanism for collaborative natural resource damage ("NRD") assessment planning or activities in the Lower Fox River/Green Bay area; and (4) to establish a framework for negotiations, leading to settlement of the Claims.

III.  STATE AUTHORITY OVER NATURAL RESOURCES

         A.  Legal Framework

                  Under its Constitution and laws, the State is trustee for, and has administrative jurisdiction over, all natural resources within its borders ("State Natural Resources"). Federal trustees under various federal statutes may have co- trusteeship authority over certain resources.

                  Federal regulations provide that the state and federal trustees may arrange to divide responsibility for implementing the natural resources damages assessment if a lead authorized official is designated by mutual agreement of all the trustees. 43 C.F.R. Section 11.32(a)(1). If the trustees cannot reach consensus on the designation of the lead authorized official, the state shall act as lead authorized official for the natural resources delineated in 43 C.F.R. Section 11.32(a)(1)(ii)(D). Id.

                  Federal regulations further provide that if there is a reasonable basis for dividing the assessment, natural resource trustees may act independently and pursue separate assessments, actions or claims so long as the claims do not overlap with those of other trustees. 43 C.F.R. Section 11.32(a)(1)(iii).

          B.      Attempts to Delineate Trusteeship Authority

                  In compliance with the letter and the spirit of the regulations, the representatives of the State of Wisconsin, the U.S. Department of the Interior, the U.S. Department of Justice, the National Oceanographic and Atmospheric Administration, the Oneida Tribe of Indians of Wisconsin, and the Menominee Indian Tribe of Wisconsin have met several times to attempt to delineate the respective roles of the State and the asserted federal trustees in NRD assessment planning or activities in the Lower Fox River/Green Bay area. However, despite these multiple attempts, the State and the federal trustees to date have been unable to reach agreement about whether the assessment should be divided or who should be designated the lead authorized official.

         C. Assertion of Authority by the State of Wisconsin over Natural Resources in the Fox River/Green Bay Area

                  Because the State and the asserted federal trustees to date have been unable to reach agreement on their respective roles, the State, in compliance with 43 C.F.R. Section 11.32(a)(1), has

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asserted and will continue to assert trusteeship authority over all State
Natural Resources.

                  1. For the purposes of NRD assessment and claims under any federal or state statute, including restoration and compensation issues, the State will act as lead authorized official pursuant to 43 C.F.R. Section 11.32(a)(1)(ii)(A) for all State Natural Resources, except for resources located on lands or waters subject to the administrative jurisdiction of a federal agency.

                  2. The resources described in paragraph III.C.1 are hereinafter collectively called "State-Lead Resources."

                  3. Coordination. The State will coordinate with other trustees as required by law.

                  4. Authority to Assess, Compromise, and Litigate. The State has the authority independently to assess, to compromise and to litigate its claims against the Companies regarding the State Natural Resources over which no other trustee has overlapping authority. Regarding other State-Lead Resources, the State's responsibility as lead authorized official includes, pursuant to 43 C.F.R. Section 11.32(a)(1)(ii)(A), the authority to act as final arbitrator of disputes if consensus among the authorized officials cannot be reached regarding the assessment of natural resource damage claims.

IV.      WORK WITH RESPECT TO STATE-LEAD RESOURCES

         A.  Actions of the Companies

                  The Companies will make available a total of $10 million, consisting of a combination of work by the Companies and funding of State activities, for the Interim Phase of the resource assessment and restoration projects for the Fox River and Green Bay. Work on this Interim Phase shall proceed as fast as reasonably possible. The State and the Companies have the goal of finishing work on the Interim Phase by December 1, 1998. The Interim Phase will include the work described in paragraphs 1-4 below:

                  1. Field-Scale Demonstration of Restoration Projects. The Companies will make available a total of $8 million, consisting of a combination of work by the Companies and funding of State activities, for the following work:


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                  a.       A portion of the design, implementation, and/or
                           monitoring of the Deposit N sediment restoration project. At a minimum, the Companies will perform monitoring of the Deposit N project. The Companies understand that the State contemplates that a portion of the costs of the Deposit N project will be paid by funds held by the Fox River Coalition, which funds include monies previously contributed by some of the Companies. The Companies will not be obligated for any additional contribution through the Fox River Coalition for the Deposit N project.

                  b. The design, implementation, and monitoring of a sediment restoration project below DePere Dam that is designed to provide important information regarding large-scale sediment restoration projects in the Lower Fox River, the specific parameters of which are to be worked out by separate technical discussions of the Technical Committee. The Companies' aggregate commitment for this work shall be in an amount not less than $7.0 million.

                  c. The following two resource restoration projects. The Companies' aggregate commitment for these projects shall be in an amount to be agreed upon by the parties:

                           i. Preserve Point Au Sable Wetlands. The Companies will attempt to purchase and transfer to public ownership as much of Point Au Sable as possible and construct the following: public access and a small parking area for vehicular traffic (in a location that limits human interference with the interior wetland habitat), along with a hiking trail, observation decks, a fishing pier, and educational facilities such as interpretive signage.

                           ii. Enhance 1,000 Islands Environmental Center (City of Kaukauna). The Companies will seek to implement the 1,000 Islands Environmental Center's long-range plan of acquiring key land parcels on the eastern perimeter of the conservancy zone; upgrading a trail to a paved, wheelchair-accessible surface; and building a canoe launch and an observation deck with a view of the pair of bald eagles that have successfully

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                                    nested in that location for the last six
                                    years.

                           d. The plans submitted under Section IV.A.4 for work to be done under Section IV.A.1 will call for adequate monitoring to allow for appropriate evaluation of these field-scale demonstration projects for selection of restoration methods. The Companies will not be required to implement monitoring plans until the State and the Companies jointly approve those plans.

                  2. The Companies will conduct a collaborative assessment of natural resource damages concerning State-Lead Resources, including injury identification and quantification and damages estimation or scaling of compensatory restoration. The State will direct, in consultation with the Companies, the assessment work. This work shall be coordinated with the Technical Committee established under this Agreement. The Companies' commitment under this paragraph will not exceed in the aggregate $1 million in costs to the Companies.

                  3. The Companies will perform technical work, consistent with the activities and the oversight described in Section IV.A.2., above, designed (a) to evaluate existing models for PCB fate and transport in the Fox River and Green Bay; (b) to enhance the human and ecological risk assessment information available to the trustees; and (c) to support the identification and analysis of further sediment management alternatives, all to promote future decision making and claims resolution by the trustees. The Companies' commitment under this paragraph will not exceed in the aggregate $1 million in costs to the Companies.

                  4. The Companies will submit draft plans for the performance of work under this Section IV.A on the schedule set out below. The State will consider those draft plans as called for by Section IV.B of this Agreement, and may call for consideration of any appropriate issues by the Technical Committee established by Section IV.D of this Agreement.
                           The draft plan may be modified by agreement of the Parties following discussions with the Technical Committee prior to its approval by the State.
                           Upon approval of any plan by the State, the Companies and State will implement that plan according to its terms and schedule.


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                       a.       The Companies will submit a plan for the
                                provision of funds and for the development of a monitoring plan for the Deposit N project within 60 days of receipt of notice from the State that the State has completed conceptual design of the rest of the Deposit N project, and provision of that conceptual design to the Companies.

                       b. The Companies will submit a plan for the work and/or funding described in Section IV.A.1.b, including, but not limited to, implementation of monitoring by the Companies within 60 days of receipt of notice from the State that the Technical Committee has completed discussions concerning a technical framework for that project, and provision to the Companies of that technical framework.

                       c. The Companies will submit a plan for the design and implementation of the work called for by Section IV.A.1.c within 75 days of the effective date of this Agreement.

                       d. The Companies will submit a plan for the work called for by Sections IV.A.2 and IV.A.3 within 120 days of the effective date of this Agreement, unless the State extends that date to allow further discussion by the Technical Committee of the technical framework for that work pursuant to Section IV.B.

         5. The undertaking of all of the foregoing work is subject to the receipt of any necessary permits and approvals.

         B.       Actions of the State of Wisconsin

                  The State, as lead authorized official for State-Lead Resources, and the Companies will together cooperatively define the above sediment management and restoration projects. They will attempt to agree as expeditiously as possible on a technical framework for the projects, studies, and analyses outlined above. The technical framework will serve as a basis for developing scopes of work, work plans, budgets, and schedules.

         C.       Cost Recovery and Contribution

                  All of the work under this section shall be implemented in a manner that will not prejudice the Companies' potential cost recovery and contribution claims. The Parties intend that the Companies shall receive the maximum protection available under the law against claims regarding matters addressed by this Agreement. Expenditures by the Companies pursuant to this Agreement will be credited against any final judgment or

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settlement obtained by the trustee(s) relating to claims for response actions or costs or natural resource damages arising from releases to the Fox River.

         D.  Technical Committee

                  The State and the Companies will form a Technical Committee to serve as a forum for the exchange of data, information and views concerning the projects, studies and analyses to be undertaken and the technical issues relating to State-Lead Resources or the State's Claims.

         E.  Terms of Payment

                  The Companies will pay funds committed in this Agreement in the form of payment of invoices for goods and services purchased under work plans approved according to the terms of this Agreement.

         F.  Monitoring and Assessment Activities by the Companies

                  All work performed by the Companies: (a) to monitor the Deposit N project pursuant to Section IV.A.1.a, (b) to monitor the sediment restoration project pursuant to Section IV.A.1.b, (c) to assess natural resource damages pursuant to Section IV.A.2, and (d) to implement technical work pursuant to Section IV.A.3 shall be subject to this Section IV.F.

         1. All work shall be performed subject to the oversight of the WDNR.

         2. The Companies shall provide WDNR access to all data and analyses developed by the Companies as they become available.

         3. WDNR may conduct any additional data collection or analyses it may deem appropriate. WDNR shall provide all such data or analyses to the Companies as they become available.

         4. The Parties shall endeavor to plan and to implement their effort cooperatively to satisfy each Party's need for data or analyses.

         5. The State shall expedite the issuance of any permits needed by the Companies to perform work under this Agreement.

         6. The plans for such work shall provide a budget for the reasonable expenses of the WDNR in overseeing and participating in that work. The budgeted amount shall be included within the Companies' financial commitment for that work.


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V.  PUBLIC INFORMATION

                  Subject to Section VIII (Settlement Discussions/ Confidentiality), the Parties will undertake measures to inform and obtain input from the Fox River Coalition and the public regarding activities conducted and results obtained pursuant to the Agreement, as appropriate. Such activities may include periodic public meetings.

VI.  TOLLING/STANDSTILL PROVISIONS

                  The State contends that it presently has claims for relief or causes of action (hereinafter "claims") against the Companies, and it has initiated these proceedings and asserted these claims, under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Sections 9601 et. ("CERCLA"), and the Clean Water Act, 33 U.S.C.
Sections 1251 et seq., to seek damages, including assessment costs, for injury to natural resources under its trusteeship in the Lower Fox River/Green Bay area. The State also contends that it presently has claims against the Companies under secs. 283.87 and 292.11, Wis. Stats., and the common law of nuisance.

                  The Parties agree that the time from January 31, 1997, through the date of termination of this Agreement will not be included in computing the time limited by any statute of limitations or other limitation that applies or may apply to claims referred to above, or to claims derivative of or arising out of those referred to above ("Tolled Claims"), which the Parties may have against each other, nor will that time period be considered on a defense of laches or similar defense concerning timeliness of commencing a civil action, for the recovery of damages or other relief on account of the Tolled Claims. Tolled Claims shall not include claims to enforce, or claims related to the implementation of, this Agreement. With respect to the Tolled Claims, any statute of limitations shall be tolled during and for that period. Except as specifically set forth in this paragraph, no other defense to any claim by the State or by the Companies or any other person is waived or otherwise foregone hereby, including, but not limited to, any statute of limitations defense or similar defenses to claims that may be asserted by persons not a party to this Agreement. Notwithstanding anything to the contrary in this Agreement, all defenses and limitations of the Companies to the claims existing on the effective date of this Agreement based on the expiration of any limitations period or the passage of time shall be preserved, and neither this Agreement nor work performed pursuant to this Agreement shall be construed to revive any claim barred by a statute of limitations or the passage of time, or give rise to any claim other than one to enforce performance in accordance with its terms. The State reserves the right to assert that no statute of limitations, limitation, defense of laches, or similar defense concerning timeliness of commencing a civil action applies to the Tolled Claims.

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                  Except as otherwise agreed by the Parties or compelled by
court rule or judicial order to avoid loss of claims, no Party will initiate or prosecute litigation against any other Party on any Tolled Claims during the term of the Agreement.

                  It is the Parties' intent that all natural resource damages assessment and planning activities conducted during the term of this Agreement will be conducted collaboratively.

VII.  MODIFICATION

                  This Agreement may be modified (including without limitation the addition of new parties to the Agreement) by agreement of the Parties. All modifications shall be in writing and signed by authorized representatives of the Parties.

                  The Parties presently intend to modify this Agreement to address natural resource damages assessment activities and claims of the federal trustees, if the federal trustees will agree to enter into such a modified agreement on mutually acceptable terms.

VIII.  SETTLEMENT DISCUSSIONS/CONFIDENTIALITY

                  Using the analyses and studies to be conducted hereunder, the Parties will attempt to negotiate a settlement of the Claims. Any Party may attempt to negotiate a settlement of the Claims at any time during the term of the Agreement. To encourage full and frank discussions, the Parties agree that the substance of all settlement negotiations are confidential and that all documents and information related to the negotiations shall not be released or communicated to anyone except the attorneys, consultants and administrative personnel involved in the negotiations and principals and their insurers and indemnitors. The subsequent use of all communications or statements made in connection with settlement negotiations will be subject to the Federal Rules of Evidence, including Rule 408, and similar provisions under State evidentiary law.

IX.   NON-WAIVER OF CLAIMS, DEFENSES AND PRIVILEGE

                  Each party to this Agreement reserves the right to assert any claim, defense, or matter of avoidance in any subsequent litigation among or between any or all of the Parties hereto, and a party's execution of this Agreement or participation in settlement negotiations will not in any way affect such rights. By entering into this Agreement or participating in settlement negotiations, no party waives any right, privilege, defense or claim that could otherwise be asserted or raised with respect to the Claims or the subject matter of this Agreement.

X.  TERMINATION OF AGREEMENT

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                  This Agreement shall not be terminated prior to January 31,
1998, without agreement of all of the Parties. On or after that date, the Agreement shall be terminated upon the occurrence of either of the following events: (1) the Parties agree that the work set forth in Section IV of this Agreement has been completed; or (2) 30 days after the State or the Companies as a group provide written notice of intent to terminate this Agreement to the other Parties. Termination of the Agreement will terminate all of each Party's obligations under this Agreement, except for obligations under Section VIII; provided, however, that if the Companies as a group terminate this Agreement pursuant to clause (2) of the previous sentence, obligations under Section IV will not terminate; provided further that the State will continue to exercise its sovereign rights over State Natural Resources and to assert trusteeship authority in accordance with Section III during the term of this Agreement and otherwise during the course of good faith settlement negotiations regarding the Claims.

XI.  EFFECT ON SUCCESSORS, ASSIGNS, AND CORPORATE AFFILIATES

                  This Agreement will be binding on and shall inure to the benefit of each Party and its successors, assigns, and corporate affiliates.

XII. COUNTERPARTS; CONSIDERATION; AUTHORITY

                  This Agreement may be signed in counterparts, which together shall constitute one and the same instrument. The Parties acknowledge that the covenants and forbearances under this Agreement constitute adequate and sufficient consideration. The undersigned representative of each party to this Agreement certifies that he or she is fully authorized to enter into the terms and conditions of this Agreement, and to execute for and bind such party to this Agreement.

XIII.  STEERING COMMITTEE.

                  For purposes of implementing this Agreement, the Parties agree to form a Steering Committee to address problems, to assess progress of the Technical Committee, and to provide quarterly reports to the Parties and the public on the implementation of this Agreement.



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         IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the day and year appearing above.

FOR THE STATE OF WISCONSIN:

By:________________________
         WDNR

By:________________________
         Wisconsin DOJ


FOR APPLETON PAPERS, INC.:                 FOR RIVERSIDE PAPER CORPORATION:

By:_______________________                 By:_________________________

Print Name:______________                  Print Name:_________________


FOR FORT HOWARD CORPORATION:               FOR U.S. PAPER MILLS CORP.:

By:_______________________                 By:_________________________

Print Name:_______________                 Print Name:_________________


FOR NCR CORPORATION:                       FOR WISCONSIN TISSUE MILLS INC.:

By:_______________________                 By:_________________________

Print Name:______________                  Print Name:_________________


FOR P.H. GLATFELTER COMPANY:

By:_______________________

Print Name:_______________

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